EXHIBIT 10.7

CHRISTOPHER P. MARR

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of April 20, 2007 by and between U-STORE-IT TRUST, a Maryland real estate investment trust (the “Company”), and Christopher P. Marr (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated June 5, 2006 (the “Original Employment Agreement”), pursuant to which the Executive was employed by the Company as Chief Financial Officer; and

WHEREAS, the Company and the Executive desire to enter into this Agreement which supersedes and replaces in its entirety the Original Employment Agreement; and

WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company as the Chief Financial Officer of the Company; and

WHEREAS, the Executive desires to be employed by the Company on the terms and subject to the conditions hereinafter stated.

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending on June 5, 2009, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). The Term shall be subject to automatic one-year renewals unless either party hereto notifies the other, in accordance with Section 7.4, of non-renewal at least ninety (90) days prior to the end of any such Term. Notwithstanding the employment of the Executive by the Company, the Company shall be entitled to pay the Executive from the payroll of any subsidiary of the Company.

2. Duties. The Executive, in his capacity as Chief Financial Officer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Trustees of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors or a comparable governing body of, any subsidiary or affiliate of the Company without any additional compensation). The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a base salary at the rate of $410,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2 Bonus. During the Term, in addition to the Annual Salary, the Executive will be eligible to participate in (a) any formal annual bonus plan established by the Compensation Committee for all executive officers in its sole and absolute discretion (the “Annual Bonus Plan,” and amounts paid thereunder are referred to as an “Annual Bonus”) and (b) any formal long-term bonus or incentive plans established by the Compensation Committee for all executive officers in its sole and absolute discretion (the “Long-Term Bonus Plans,” and amounts paid thereunder are referred to as “Long-Term Bonus”).  The Annual Bonus Plans and the Long-Term Bonus Plans are referred to as the “Bonus Plans.” The Executive may be awarded such restricted shares, share options and other equity-based awards under the Company’s equity compensation plans (“Equity Awards”) as the Compensation Committee determines to be appropriate in its sole discretion.

3.3 Benefits — In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to similarly situated senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. During the Term, the Company shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer.

3.4 Vacation. During the Term, the Executive shall be entitled to vacation of four (4) weeks per year.

3.5 Automobile. During the Term, the Company will provide the Executive an allowance for the use of an automobile (including the payment of vehicle insurance) in accordance with the Company’s policy in effect from time to time. At the option of the Company, in lieu of providing such allowance, the Company will provide the Executive with an automobile of suitable standard to the Executive’s position.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of the expenses.

4. Termination upon Disability. If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided, that, the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination.

Upon termination of employment by virtue of disability (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s disability and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365; (ii) all Equity Awards held by the Executive shall become fully vested and exercisable; and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.13). For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date on which a notice of termination by virtue of disability is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term by virtue of disability.

5. Other Terminations of Employment.

5.1 Termination for Cause.   For purposes of this Agreement, “Cause” shall mean:

(a) the Executive’s conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(b) the Executive’s commission of an act of fraud, theft or dishonesty related to the business of the Company or its affiliates or the performance of the Executive’s duties hereunder;

(c) the willful and continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(d) any material violation by the Executive of the covenants contained in Section 6 or that certain Non-Competition Agreement dated as of June 5, 2006 between the Executive and the Company (the “Non-Competition Agreement”); or

(e) the Executive’s willful and continuing material breach of this Agreement.

For purposes of this Section 5.1, no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries. Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (c), (d) or (e) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

5.2 Termination for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, the death of the Executive or, unless otherwise consented to by the Executive:

(a) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries;

(b) a reduction in Annual Salary of the Executive;

(c) the failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to perform this Agreement;

(d) a change in control (for purposes of this Section, “Change in Control” shall mean:

(i) the dissolution or liquidation of the Company,

(ii) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than 50% of the voting securities of the surviving entity immediately thereafter,

(iii) a sale of all or substantially all of the assets of the Company to another person or entity other than an affiliate of the Company,

(iv) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company, or

(v) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board;

(e) a requirement by the Company that the Executive’s work location be moved more than fifty (50) miles from the Company’s office where the Executive works effective as of the date of this Agreement, unless the relocation results in the work location being closer to Executive’s residence; or

 (f) the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (a), (b), (e) or (f) above, the Company shall have 30 days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

5.3 Effect of Termination for Cause.  The Company may terminate the Executive’s employment hereunder for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for unused vacation earned and accrued under this Agreement prior to the Effective Date of the Termination and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination, but excluding any bonuses the Executive would have been entitled to under the Bonus Plans; and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13). For purposes of this Section 5.3, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

5.4 Effect of Termination Without Good Reason.  The Executive may terminate his employment without Good Reason. If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for unused vacation earned and accrued under this Agreement prior to the Effective Date of the Termination and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination, but excluding any bonuses the Executive would have been entitled to under the Bonus Plans; and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13). For purposes of this Section 5.4, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

5.5 Effect of Non-Renewal. In the event the Company elects not to renew this Agreement as contemplated in Section 1 above, the Executive shall receive a cash payment equal to one (1) times the sum of: (i) the Executive’s Annual Salary in effect on the day of expiration of the Term and (ii) the average of the sum of the two previous Annual Bonuses and Long-Term Bonuses received by the Executive pursuant to Section 3.2, or, in the event the Executive has received only one Annual Bonus and one Long-Term Bonus pursuant to Section 3.2 at the time of such termination, an amount equal to the sum of such Annual Bonus and Long-Term Bonus, or, in the event the Executive has not received any Annual Bonus or Long-Term Bonus pursuant to Section 3.2 at the time of such termination, an amount equal to the sum of the Annual Bonus and Long-Term Bonus the Executive would have received under Section 3.2 if the Executive would have remained employed through the period required to be entitled to receive the Annual Bonus and Long-Term Bonus and satisfied all target performance objectives, payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after the amount is reasonably capable of being known).

5.6 Termination Without Cause; Termination for Good Reason; Termination Upon Death. The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 5.6.  If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1 through Section 5.5 or if the Executive dies during the Term of this Agreement, (i) the Executive, or the Executive’s estate in the event of the Executive’s death, shall receive the Executive’s Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year which has been awarded but not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s termination of employment and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365; (ii) the Executive, or the Executive’s estate in the event of the Executive’s death, shall receive a cash payment equal to the Severance Payment payable no later than 30 days after the Effective Date of the Termination; (iii) for 18 months after the Effective Date of the Termination, the Company shall continue medical, prescription and dental benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (iv) all Equity Awards held by the Executive shall become fully vested and exercisable (notwithstanding anything to the contrary contained in any plan); and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).

The “Severance Payment” means two and one-half (2.5) times the sum of: (i) the Executive’s Annual Salary (as in effect on the effective date of such termination) and (ii) the average of the sum of the two previous Annual Bonuses and Long-Term Bonuses received by the Executive pursuant to Section 3.2, or, in the event the Executive has received only one Annual Bonus and one Long-Term Bonus pursuant to Section 3.2 at the time of such termination, an amount equal to the sum of such Annual Bonus and Long-Term Bonus, or, in the event the Executive has not received any Annual Bonus or Long-Term Bonus pursuant to Section 3.2 at the time of such termination, an amount equal to the sum of the Annual Bonus and Long-Term Bonus the Executive would have received under Section 3.2 if the Executive would have remained employed through the period required to be entitled to receive the Annual Bonus and Long-Term Bonus and satisfied all target performance objectives, payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after the amount is reasonably capable of being known).  For purposes of this Section 5.6, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination, or in the case of termination of employment by the Executive for Good Reason, the date of termination specified in such Executive’s notice of termination.

5.7 Severance and Release. In the event that Executive’s employment is terminated and Executive receives a Severance Payment or other post-termination benefits, the payment of such benefits is expressly conditioned upon and shall not be made, provided or otherwise available unless and until, Executive has executed and delivered to the Company a Severance and General Release Agreement in substantially the form attached hereto as Exhibit A. The Company shall have no post-termination obligations under this Agreement if the executed release is not received by the Company within 60 days after the Effective Date of Termination.

5.8 Nature of Payments. For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 5 constitute liquidated damages for termination of his employment during the Term.

6. Confidential and Proprietary Information.

6.1 Confidential Information. The Executive shall keep secret and retain in strictest confidence, and shall not use for his personal benefit or the benefit of others or directly or indirectly disclose, except as may be required or appropriate in connection with his carrying out his duties under this Agreement, all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.

6.2 Return of Documents; Rights to Products. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. The Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 6 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2 Enforceability; Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of the State of Ohio. If any court holds the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

7.3 Attorneys’ Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding; provided, however, the Executive shall not be required to pay or reimburse the Company unless the claim or defense asserted by the Executive was unreasonable.

7.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

If to the Company, to:	U-Store-It Trust
6745 Engle Road
Suite 300
Middleburg Heights, OH 44130
Attn: Chief Executive Officer
Facsimile: (440) 234-8776

with a copy to:	U-Store-It Trust
6745 Engle Road
Suite 300
Middleburg Heights, OH 44130
Attn: Secretary
Facsimile: (440) 260-2397

If to the Executive, to the address set forth in the records of the Company

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement, together with the exhibits hereto and the Non-Competition Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any Change in Control, the Company may assign this Agreement and its rights hereunder.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.10 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 6 and Section 7 (to the extent necessary to effectuate the survival of Section 6 and Section 7) shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.14 Existing Agreements. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16 Parachute Provisions. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.16) as if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this Section 7.16 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

7.17 Six Month Delay of Certain Payments.  In the event the payment of any amounts payable pursuant to Section 5 of this Agreement within six months of the date of the Executive’s termination of employment would cause the Executive to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following the Executive’s termination date (the “Earliest Payment Date”).  If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.

7.18 Certain Definitions. For purposes of this Agreement:

 (a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

 (b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

 (c) A “subsidiary” means any corporation, partnership, joint venture or other entity in which at least a majority interest in such entity is owned directly or indirectly by the Company.

7.19 Replacement of Original Employment Agreement.  The Company and the Executive acknowledge and agree that the Original Employment Agreement is hereby terminated by mutual consent and neither the Company nor the Executive shall have any continuing obligation to the other pursuant to the terms of the Original Employment Agreement.  The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of the Original Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

U-STORE IT TRUST

Dean Jernigan
Name:	Dean Jernigan
Title:	President and Chief Executive Officer

EXECUTIVE

Christopher P. Marr
Name:	Christopher P. Marr

EXHBIT A

SEVERANCE AND GENERAL RELEASE AGREEMENT

This agreement made and entered into between U-Store-It Trust (the “Company”) and                          (the “Executive”);

WHEREAS, the Executive has been employed by the Company (or its predecessor) since                          pursuant to that Amended and Restated Executive Employment Agreement dated                      (the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated under the Employment Agreement, effective                           ;

WHEREAS, pursuant to the Employment Agreement, the Company has expressed its willingness to provide a Severance Payment and other post-termination benefits (as specifically set forth in the Employment Agreement, the “Termination Benefits”), in connection with such termination, upon the terms set forth herein;

WHEREAS, pursuant to the Employment Agreement, the Executive has agreed to accept those benefits upon the terms set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.             The recitals set forth above are true and accurate.

2.             As a material inducement to Executive to enter into this Agreement, the Company will provide the Executive with the Termination Benefits in accordance with the terms and conditions of the Employment Agreement, to be paid in the form of regular payroll checks and from which the Company will make all applicable withholding.  The Executive acknowledges that he is not entitled to receive the Termination Benefits unless he executes and does not revoke this Severance and General Release Agreement (the “Agreement”).

3.             This Agreement is not and shall not be construed as an admission by the Executive of any fact or conclusion of law.  Likewise, this Agreement is not and shall not be construed as an admission by Company of any fact or conclusion of law.  Without limiting the general nature of the previous sentences, this Agreement shall not be construed as an admission that the Executive, or the Company, or any of the Company’s officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

4.             The Executive represents and warrants that he has no personal knowledge of any practices engaged in by the Company that is or was a violation of any applicable state law or regulations or of any federal law or regulations.  To the extent that the Executive has

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knowledge of any such practices, the Executive represents and warrants that the Executive already has notified the Company in writing of such alleged practices.

5.             The Executive represents and warrants that he has not filed any other complaint(s) or charge(s) against the Company with the EEOC or the state commission empowered to investigate claims of employment discrimination or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against the Company on behalf of the Executive, the Executive will request such agency or court to withdraw from the matter, and the Executive will refuse any benefits derived therefrom.  This Agreement will not affect the Executive’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the EEOC regarding matters which arose after the date of this Agreement and which are not the subject of this Agreement.

6.             The Executive hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, parent companies, and related entities, and each of the Company and its affiliates’ successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claims”), which the Executive now has, or claims to have, or which the Executive at any time heretofore had, or claimed to have, against each or any of the Released Parties.  The definition of Claims also specifically encompasses all claims of under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act of 1967, as amended, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, as well as all claims under state law provided under other applicable state law or local ordinance concerning the Executive’s employment.  This Agreement further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation the Executive may or may not have received during his employment.

7.             The Executive agrees that he forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that he presently has or might in the future have with the Company and its successors and assigns.  The Executive agrees that he will not seek employment with the Company and its successors and assigns in the future.

8.             If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.  If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  No waiver of any terms of conditions of this Agreement or any part of the Agreement shall be deemed a

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waiver of any other terms and conditions of this Agreement or with any later breach of this Agreement.

9.             The Executive agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of the Executive’s breach of this Agreement or the fact that any representation made by him herein was false when made.

10.           In the event of any breach of this Agreement or the Non-Competition Agreement or Section 6 of the Employment Agreement by the Executive, the Company shall be entitled to immediately cease payment of the Termination Benefits in addition to any other remedy it may have.  Both parties understand and agree that should either of them breach any material term of this Agreement, the non-breaching party can institute an action to enforce the terms of this Agreement.  If legal action is commenced to enforce any provision of this Agreement, the substantially prevailing party in such action shall be entitled to recover its attorneys’ fees and expenses through any and all trial courts or appellate courts, in addition to any other relief that may be granted.

11.           The Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim or any portion thereof or interest therein.

12.           The Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13.           The Executive further agrees that he will not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation.  The Executive and the Company agree to keep the matters contained herein confidential.  The Executive will not discuss this agreement with any current or former employee(s) of the Company.  This clause shall not prevent the Executive from communicating confidentially with his attorney(s) or immediate family members, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.  Likewise, the Company agrees not to disparage the Executive or otherwise make any negative statement about the Executive, in writing, orally, or otherwise, in connection with the matters or claims released herein and expressly including, but not limited to, matters related to the Executive’s employment with the Company.  This clause shall not prevent the Company from communicating confidentially with its attorney(s), officers, or directors of the corporation, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.

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14.           This Agreement shall be binding upon the Company, the Executive and their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

15.           All terms not defined herein shall have the meanings set forth in the Employment Agreement.

16.           This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Ohio.

17.           This Agreement sets forth the entire agreement between the parties hereto.  Any modification, amendment or change to this Agreement must be made in writing and signed by both parties.

The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges that the Executive has been given a period of twenty-one (21) days within which to consider this Agreement.  The Executive further acknowledges that this Agreement may be revoked by the Executive at any time during the seven (7) day period beginning on the date that the Executive has signed this Agreement by providing written notice of revocation to:  [insert name and address of Company official to whom written notice of revocation must be delivered].  This Agreement shall not become effective if the Executive revokes the Agreement during this 7-day period and will not become effective otherwise until after expiration of the 7-day period.  The Executive shall not be entitled to receive any Termination Benefits under this Agreement or otherwise until the expiration of the revocation period.

[Signatures on Following Page]

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Date	Executive

U-Store-It Trust

By:
Date	Title:

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